Exhibit 99
Tim Hortons Inc. appoints veteran marketer
Peter Nowlan as Chief Brand and Marketing Officer

OAKVILLE, ONTARIO, (April 28th, 2014): Tim Hortons Inc. (NYSE:THI, TSX: THI) today announced the appointment of Molson Coors© veteran Peter Nowlan as Chief Brand and Marketing Officer, effective May 21st, 2014.

Nowlan will succeed Bill Moir, whose planned retirement was disclosed in August of 2012. Moir will assist in an effective transition which will be completed by August 31, 2014, and he will continue to be involved with the brand as President of the Tim Horton Children's Foundation until the end of 2015, as well as be available to the CEO for strategic initiatives and programs as required.

"We are indebted to Bill for his nearly 25 years of leadership in stewarding the unique and privileged brand position we enjoy today, and we believe Peter is ideally positioned to support our ongoing growth and evolution in the future," said Marc Caira, president and CEO.

Nowlan is currently Chief Commercial Officer of Molson Coors Canada, where he is responsible for all sales and marketing activity, and prior to that he was Chief Marketing and Strategy Officer for the organization. Nowlan has a proven track record in food and beverage marketing. He has led breakthrough advertising and marketing at Molson Coors and is well-known for his innovative approaches and as a catalyst for new ideas.

Prior to joining Molson Coors Canada, he was vice-president of Marketing and Strategy for Kraft's U.S. Grocery sector. He also held senior roles for Kraft in Asia and Canada across various product categories. Nowlan started his career with Nabisco and held a variety of roles including heading up marketing for their Snacks division.

"Peter is a highly respected and proven marketing leader with a track record of success in every role he has had, with experience that spans Canada, the U.S. and International markets. We are delighted to welcome Peter to the Tim Hortons team, where he will apply his considerable talents and energy toward our continued growth as one of our industry's most trusted and consumer-centric brands," added Caira.

"Tim Hortons enjoys incredible brand trust and equity. Helping to steward and build upon the brand's special consumer connection is a tremendous opportunity and I am looking forward to working across the organization and with Tim Hortons restaurant owners to enhance our brand leadership even further," said Nowlan.

For more information: Scott Bonikowsky, (905) 339-6186 or bonikowsky_scott@timhortons.com

Chief Brand and Marketing Officer
Tim Hortons Inc.
May 21st, 2014